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                                                                   Exhibit 10.60

                                  AGREEMENT

    This Agreement is made and entered into this 3rd day of April, 1996 by and between Sundt Corp., an Arizona corporation ("Sundt"), 4101 E. Irvington Road, Tucson, Arizona 85714, and NextHealth, Inc., a Delaware corporation, formerly known as Sierra Tucson Companies, Inc., located at 16600 N. Lago Del Oro Parkway, Tucson, Arizona 85739 and its subsidiaries Sierra Healthstyles, Inc., an Arizona corporation doing business as Miraval, and Sierra Tucson, Inc., an Arizona corporation, all such other corporations located at 16500 N. Lago Del Oro Parkway, Tucson, Arizona 85739, (collectively "NextHealth/Sierra").

                                   RECITALS

    A. Sundt and NextHealth/Sierra entered into AIA Document A121/Cmc and AGC Document 565, Standard Form of Agreement Between Owner and Construction Manager dated May 24, 1995 ("Construction Agreement") for the construction of Miraval ("Project") which provides in part in Articles 5 and 6 thereof for payment of compensation\fee and cost of the work to Sundt;

    B. NextHealth/Sierra disagrees with Sundt as to the "final unpaid balance" due and to be paid to Sundt pursuant to the Construction Agreement and commencing November 1995 failed to make full progress payments to Sundt of Sundt billings to NextHealth/Sierra;

    C. Sundt subcontracted portions of the Project to more than twenty six subcontractors, three of whom recorded liens against the Project real property located in Pima County, Arizona after NextHealth/Sierra failed to fully pay progress payments on billings received from Sundt, and Sundt has similarly recorded on March 28, 1996 in Docket 10261 at Page 1723 et seq. its master Mechanics' Lien in Pima County, Arizona against the Project real property as described in said master Mechanics' Lien, to secure payment to Sundt of the final unpaid balance disputed by NextHealth/Sierra;

    D. NextHealth/Sierra wishes to secure an interim/bridge loan from an interim/bridge lender to be secured by the Project real property in first position to Sundt's Mechanics' Lien for funding of operating expenses and payment to Sundt of the agreed unpaid balance over a period of eighteen months with Sundt subordinating its master Mechanics' Lien only to the first lien of the interim/bridge lender upon the terms and conditions set forth hereafter;

    E. Sundt and NextHealth/Sierra wish to agree on the final unpaid balance owed to Sundt under the Construction Agreement, the payment terms of the final unpaid balance and Sundt is willing to subordinate its first priority Mechanics' Lien to the superior position of interim/bridge lender, only upon the terms and conditions set forth herein.

    In view of the foregoing Recitals, and in consideration of the covenants hereinafter set forth, the parties agree as follows:

    1. The final unpaid balance owed by NextHealth/Sierra to Sundt as of the date of this Agreement is Three Million Seven Hundred Twenty Four Thousand One Hundred Sixty Eight Dollars ($3,724,168.00), plus interest thereon until paid at the rate per annum equal to four percent (4%) above the Prime Rate (as hereinafter defined) of interest as it is established from time to time, said interest to be compounded annually. The term Prime Rate is defined as the interest rate established from time to time by Bank One, N.A., a national banking association (the "Bank") by public announcement or by directive to its lending divisions as the basis for interest charged by the Bank on business and commercial loans (the "Prime Rate").

    2. The foregoing agreed final unpaid balance is not subject to further dispute and in the event of the failure of NextHealth/Sierra to pay such final unpaid balance according to the terms set forth hereafter, Sundt may, at its sole option, file suit to foreclose its Mechanics' Lien and in the event such suit is filed, the parties agree the sole issues to be decided by the Superior Court are the amount of payments, if any, received by Sundt from NextHealth/Sierra after the date of this Agreement which are applicable to the agreed final unpaid balance, the computation of interest thereon from time to time and its application, thereby resulting in the calculation of the principal unpaid balance then due Sundt and entry of judgment thereon foreclosing the Mechanics' Lien.

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    3.  NextHealth/Sierra represents and warrants that it has not and will not assign the Construction Agreement or any rights thereto without the prior written consent of Sundt, further agreeing that all warranty provisions contained therein are limited solely to NextHealth/Sierra and are not subject to assignment in any way.

    4. Sundt agrees to subordinate the priority of its Mechanics' Lien solely to the new first position of a mortgage or deed of trust in favor of an interim/bridge lender to NextHealth/Sierra of a sum not to exceed Five Million Dollars ($5,000,000.00), bearing interest not to exceed fifteen percent (15%) per annum compounded annually, due and payable in full no later than twenty four (24) months after closing of the interim/bridge loan, provided however, that such interim/bridge loan is closed within thirty (30) days from the date of this Agreement and the interim/bridge lender agrees to subordination terms reasonably acceptable to Sundt not exceeding the limitations set forth above.

    5. So long as NextHealth/Sierra is not in default in the performance of any of its obligations under this Agreement including but not limited to the payment of the agreed final unpaid balance in the manner set forth hereafter, Sundt shall not file suit to foreclose its Mechanics' Lien, provided further however, that upon the passage of five (5) months and fourteen (14) days after March 28, 1996, Sundt may in any event, file suit to foreclose its Mechanics' Lien in Pima County Superior Court in order to avoid the running of any statute of limitations notwithstanding the fact that NextHealth/Sierra is not in default in performance of any of the terms and conditions of this Agreement or in payment of the agreed final unpaid balance due Sundt as set forth hereafter. If Sundt does file suit after the expiration of five (5) months and fourteen
(14) days following March 28, 1996 and NextHealth/Sierra is not in default in the performance of any of the terms of this Agreement or payment of the agreed unpaid balance, Sundt shall request an order from the Superior Court continuing any further action in such litigation until default by NextHealth/Sierra in its performance of the terms of this Agreement or in failing to pay Sundt according to the terms set forth hereafter. Should the Superior Court refuse to issue such order, Sundt shall proceed to obtain judgment of the final unpaid balance then due Sundt pursuant to the terms of this Agreement and so long as NextHealth/Sierra is not in default in performing the terms of this Agreement or in payment of the remaining balance due Sundt according to the terms set forth hereafter, Sundt shall refrain from executing on such judgment.

    6. In the event NextHealth/Sierra successfully negotiates its interim/bridge loan within the time for closing and within the limitations set forth in paragraph 4 above and advises Sundt of its desire to have Sundt's master Mechanics' Lien subordinated to the interim/bridge loan, Sundt shall execute a subordination agreement upon such terms reasonably acceptable to it and interim/bridge lender so long as such subordination is second in priority only to the first lien of the interim/bridge lender, that the terms of the interim/bridge loan do not exceed the terms set forth in paragraph 4 above and upon the further condition that Sundt receive at no cost at time of closing a Litigation Guarantee on Fidelity National Title Company Form T-98(Rev.5-3-73) as further revised to the mutual satisfaction of Sundt and the issuing title company, insuring Sundt's master Mechanics' Lien second in priority only to the first lien of interim/bridge lender against the Project real property, the amount of such policy in favor of Sundt to be no less than the final unpaid balance due Sundt at time of such interim/bridge loan closing.

    7. In the event such interim/bridge loan closes within thirty (30) days from the date of this Agreement, Sundt shall be paid at closing from such interim/bridge loan proceeds the sum of Five Hundred Thousand Dollars ($500,000.00) or in the event such interim/bridge loan is in a sum less than Five Million Dollars ($5,000,000.00) but at least Two Million Dollars ($2,000,000.00), then Sundt shall be paid at closing from such interim/bridge loan proceeds a sum of not less than the greater of ten percent (10%) of such principal loan or Three Hundred Thousand Dollars ($300,000.00) of such interim/bridge loan and thereafter shall receive on the same day of each month thereafter from NextHealth/Sierra for a period of eleven (11) months, the sum of not less than One Hundred Twenty Five Thousand Dollars ($125,000.00) each month. Commencing with the same day on the twelfth month, Sundt shall be paid

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by NextHealth/Sierra one-sixth of the principal plus accrued and accruing interest balance then remaining unpaid on the agreed final unpaid principal and interest balance and a like sum on the same day of each and every month thereafter until the agreed final balance of principal and interest to Sundt has been paid in full. Should NextHealth/Sierra through its interim/bridge lender at time of closing such loan, or otherwise as the case may be, fail to timely make each of the foregoing payments when due, NextHealth/Sierra shall be in breach of the terms of this Agreement and Sundt may immediately or thereafter at its option, file suit to foreclose its Mechanics' Lien or if it has already filed such suit, may proceed to judgment on such suit, or if it has obtained a judgment, may execute upon the judgment. NextHealth/Sierra may prepay in full at any time the then unpaid principal plus accrued interest to date of payment without any penalty. All payments shall be credited first to accrued interest to date of payment and then to principal.

    8. Any failure by NextHealth/Sierra to perform each and every term of its agreement with its interim/bridge lender resulting in a breach thereof shall constitute a like breach of this Agreement and any unpaid principal and accrued interest balance remaining owed to Sundt pursuant to this Agreement shall become immediately due and payable together with accruing interest thereon, court costs and Sundt's reasonable attorneys' fees as awarded by the Superior Court pursuant to the Arizona State statute.

    9. NextHealth/Sierra by its execution hereof does hereby release and discharge Sundt from any and all claims of every kind and nature arising out of Sundt's performance of its obligations under the Construction Agreement except as to warranty obligations, if any there be, including but not limited to release and discharge of any and all claims relating to all matters set forth in:

      + January 4, 1996 two page letter with one page attachment from Ken
        Whitaker to Robert Musser;
      + February 15, 1996 one page memorandum from Ken Whitaker to Bob Musser;
      + February 29, 1996 one page fax from Ken Whitaker to Bob Musser;
      + March 4, 1996 one page fax from Ken Whitaker to Bob Musser; and
      + March 8, 1996 six page letter from Kenneth J. Whitaker to Robert Musser.

    10. Sundt by its execution hereof does hereby release and discharge NextHealth/Sierra from any and all claims of every kind and nature arising out of NextHealth/Sierra's performance of its obligations under the Construction Agreement, save and except all payment obligations arising therefrom and lien rights incident to the performance of the Work by Sundt giving rise to its Mechanics' Lien, priority and payment thereof and rights against NextHealth/Sierra, its architect and agents arising out of or in any way relating to the design of the Project and preparation of the plans and specifications therefor giving rise to claims for damage to property or injury or death to persons.

    11. NextHealth/Sierra represents to Sundt that the Project real property description attached to Sundt's Mechanics' Lien is a true and correct description of the real property upon which Sundt performed the work required by the Construction Agreement and that such real property is free of any encumbrances or liens of any kind or nature except that of Sundt's Mechanics' Lien. NextHealth/Sierra acknowledges the validity of Sundt's Mechanics' Lien, that it is not defective in any way including but not limited to service thereof and that there are no valid defenses to be asserted against such Mechanics' Lien. Sundt agrees to give NextHealth/Sierra credit between the difference between the amount of such Mechanics' Lien and the final unpaid balance set forth in paragraph 1 above so as to achieve the final unpaid balance agreement set forth in paragraph 1 above.

    12. In consideration of the foregoing, Recitals, representations, acknowledgments, covenants, and agreements of NextHealth/Sierra, Sundt will defend, indemnify and hold NextHealth/Sierra harmless from any and all claims, demands, debts and all costs and expenses (including reasonable attorneys' fees) relating to or in any way arising out of the furnishing of materials or

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performance of work by Sundt's subcontractors, their sub-subcontractors and suppliers of any tier relating to the performance of the Construction Agreement, provided however that nothing contained herein shall be construed so as to apply to the filing of suit by Sundt to foreclose its Mechanics' Lien and foreclosure thereof or to exercise any right or remedy granted to Sundt by this Agreement.

    13. In the event NextHealth/Sierra amends its interim/bridge loan to increase the principal amount to exceed Five Million Dollars ($5,000,000.00) or increase the interest rate to exceed fifteen percent (15%) per annum compounded annually or extend the maturity date beyond twenty four (24) months after the closing of the initial interim/bridge loan, or pays off such interim/bridge loan or obtains an unsecured line of credit in excess of Three Million Dollars ($3,000,000.00), NextHealth/Sierra shall simultaneously pay off the then balance of the final unpaid balance (principal plus accrued interest) then owed to Sundt pursuant to this Agreement and upon receipt of such payment, Sundt shall release its Mechanics' Lien, dismiss any litigation then pending, if any, or file its satisfaction of judgment, if any then be obtained. Should NextHealth/Sierra amend its initial interim/bridge loan once or obtain an additional loan to be secured by the first mortgage, and the amendment terms or the aggregate terms of the original interim/bridge loan and additional loan do not exceed the principal, interest percent and maturity from date of closing allowed for the initial interim/bridge loan as set forth in above paragraph 4, and NextHealth/Sierra advises Sundt of its desire to have Sundt's subordination amended to include the amended interim/bridge loan or additional aggregated loan, then upon the payment to Sundt at time of closing of the amended initial loan or the additional loan, of an amount from closing equal to the difference between what Sundt actually received at time of closing of the initial interim/bridge loan and what Sundt would have been entitled to receive pursuant to above paragraph 6 had such amended interim/bridge loan or additional loan aggregate balance been the balance of the initial interim/bridge loan, Sundt shall execute an amended subordination agreement only upon the same terms and conditions set forth in above paragraph 6, applying such terms to the amended initial loan or the additional loan.

    14. The invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement shall not affect the remaining portions of this Agreement, or any part thereof, and in case of any such invalidity this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences or paragraphs had not been inserted. Neither Sundt nor NextHealth/Sierra may assign this Agreement to any other person or entity without the prior written consent of the non-assigning party hereto.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SUNDT

Sundt Corp.

By: /S/SIGNATURE
Its:

NEXTHEALTH/SIERRA

NextHealth, Inc., formerly known as
Sierra Tucson Companies, Inc.

By: /S/SIGNATURE
Its:

Sierra Healthstyles, Inc., doing
business as Miraval

By: /S/SIGNATURE
Its:

Sierra Tucson, Inc.

By: /S/SIGNATURE
Its:

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